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                                                                     Exhibit 4.2
                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT is made as of the 30th day of June, 2001, by and between Tower Group, Inc. (the "Company"), a company organized under the laws of Delaware and PXRE Reinsurance Ltd., a company organized under the laws of Bermuda ("PXRE").

         WHEREAS, PXRE is interested in acquiring an option to acquire the Company's stock at the end of a five year period; and

         WHEREAS, the Company intends to contribute the proceeds of this option to the capital and surplus of its wholly owned subsidiary, Tower Insurance Company of New York ("Tower");

         NOW THEREFORE, in consideration of the promises and agreements set forth herein, the parties agree as follows:

         1. PURCHASE AND SALE OF OPTION

            1.1 SALE AND ISSUANCE OF AN OPTION TO PURCHASE SHARES.

            (A) PURCHASE OF OPTION. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell and issue to PXRE, and PXRE hereby agrees to purchase from the Company an option (the "Option") to purchase 333,000 shares of the Company's Common Stock, $.01 par value (the "Shares") representing approximately 9% of the Company's Common Stock on a fully diluted basis as of the date hereof.

            (B) PURCHASE PRICE OF THE OPTION. In consideration for the Option, PXRE agrees to pay $4,930,000 million on or before June 30, 2001 (the "Purchase Price"). Additional consideration for the purchase of the Shares shall be due upon exercise of the Option as discussed in Section 2.

            1.2 CLOSING. The closing of the sale to, and purchase of the Option by, PXRE under this Agreement (the "Closing") shall take place on June 30, 2001 (the "Closing Date") at the offices of the Company, or at such other place as the Company and PXRE may mutually agree.

         2. THE OPTION

            2.1 ISSUANCE. The Company will issue an Option to PXRE upon receipt of the Purchase Price subject to the terms and conditions of this Section 2.

            2.2 EXERCISE OF THE OPTION

            (A) TERM AND EXERCISE PERIOD. Subject to Section 2.4 below, the Option shall be exercisable, in whole or in part, on or after June 30, 2006 (the "Exercise Date") at an exercise price of $30 per Share (the "Exercise Price"), subject to adjustment as provided in Section 2.3. The Option shall expire on July 31, 2006.


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            (B) SHARE OWNERSHIP OF PXRE. Upon exercise of the Option by PXRE in full, PXRE has the right to receive an aggregate of 333,000 Shares for an exercise price of $9,990,000.

            (C) DELIVERY. Subject to the terms and conditions hereof, upon exercise of the Option and receipt of payment from PXRE by wire transfer to an account designated by the Company, the Company shall deliver to PXRE certificates representing the Shares purchased by PXRE.

            (D) COMPANY'S RIGHT OF FIRST REFUSAL. In the event PXRE desires to sell or transfer any Shares received upon exercise of the Option, PXRE shall deliver to the Company a written notice of its intention or desire to sell or transfer (the "Transfer Notice") any or all of such Shares to a third person (the "Offeree"). The Company shall have the irrevocable and exclusive first option, but not the obligation, within thirty (30) days of the receipt of such Transfer Notice to notify PXRE of its intent to purchase all of such Shares on the same terms and conditions as stated in the Transfer Notice. The Transfer Notice shall also specify the name and address of the Offeree, the terms of the proposed Transfer and a copy of the offer received by the Offeree. In the event the Company intends to purchase PXRE's Shares subject to the Transfer Notice, the closing for such purchase shall occur within sixty (60) days of receipt by PXRE of a notice from the Company indicating such intent.

            2.3 ADJUSTMENTS TO OPTION-CAPITAL ADJUSTMENTS.

            In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company (each, an Adjustment), the exercise price in effect at the time of the effective date for such Adjustment shall be proportionally adjusted so that PXRE shall be entitled to receive the aggregate number and kind of Shares which, if the Option had been exercised by PXRE immediately prior to such date, PXRE would have owned upon such exercise and been entitled to received upon such Adjustment (and for such purposes PXRE shall, to the extent relevant, be deemed to have exercised this Option immediately prior to the record date or the effective date, as the case may be, for the Adjustment). In all other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights.

            2.4 COMPANY'S OPTION TO CEDE REINSURANCE IN LIEU OF OPTION EXERCISE

            (A) PXRE's right to exercise this Option shall terminate if the Company satisfies each of the following conditions:

                (1) The Company causes its wholly owned subsidiary, Tower, to grant PXRE (or its Permitted Assigns) a right of refusal with respect to all quota share reinsurance cessions made by Tower during the five year period commencing on the date hereof and terminating on December 31, 2005, provided, however, that this condition will be deemed satisfied if the A.M. Best Financial Strength Rating of PXRE Reinsurance Company is downgraded below "A." For purposes of this subsection, PXRE's Permitted Assigns shall include any affiliated reinsurer with an A.M. Best Financial Strength Rating of "A" or higher, including, without limitation, PXRE Reinsurance Company and PXRE Reinsurance (Barbados) Ltd. For avoidance of doubt, PXRE or its Permitted Assigns shall be under no obligation to bind any reinsurance presented to them by Tower.

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                (2) The Company causes either of its wholly owned subsidiaries,
Tower or Tower Risk Management Corporation ("TRM"), to present reinsurance submissions to PXRE or its Permitted Assigns involving gross written premiums of at least $25 million per year during each calendar year commencing 2001 through 2005. For avoidance of doubt, PXRE or its Permitted Assigns shall be under no obligation to bind any reinsurance submissions presented to them by Tower or TRM

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company hereby represents and warrants that:

            3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, results of operations or financial condition.

            3.2 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Option being sold hereunder has been taken. This Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, except (I) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (II) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

            3.3 VALID ISSUANCE OF COMMON STOCK. The Shares when issued, sold and delivered upon exercise of the Option by PXRE in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

            3.4 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 10 million shares, consisting of 8 million shares of Common Stock, par value $.01, and 2 million shares of Preferred Stock, par value $.01. As of the date hereof, 2,500,000 shares of Common Stock and 60,000 shares of Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable (collectively, the "Outstanding Shares"). None of the issued and outstanding shares of Common Stock or Preferred Stock was issued in violation of any preemptive rights. Except as set forth on Schedule 3.4 hereto, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Outstanding Shares.



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            3.5 NO CONFLICT. The execution, delivery and performance of this
Agreement by the Company do not and will not (A) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Company, (B) conflict with or violate any applicable law, judgment or governmental order applicable to the Company, or any of its respective assets, properties or businesses, or (C) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the Shares or on any of the assets or properties of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the Shares or any of such assets or properties is bound or affected, or would impair the ability of the Company to execute, deliver or perform its obligations under this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF PXRE.

            PXRE hereby represents and warrants that:

            4.1 AUTHORIZATION. PXRE has full power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms. All corporate action on the part of PXRE, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of PXRE hereunder has been taken. This Agreement constitutes a valid and legally binding obligation of PXRE enforceable in accordance with its terms, except (I) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (II) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

            4.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with PXRE in reliance upon PXRE's representation to the Company, which by PXRE's execution of this Agreement PXRE hereby confirms, that the Shares will be acquired for investment for PXRE's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that PXRE has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, PXRE further represents that PXRE does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Option or any of the Shares upon the exercise of the Option.



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            4.3 DISCLOSURE OF INFORMATION. PXRE believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. PXRE further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Option, as applicable, and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of PXRE to rely thereon.

            4.4 ACCREDITED INVESTOR. PXRE is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act of 1933 (the "Securities Act"), as presently in effect.

            4.5 RESTRICTED SECURITIES. PXRE understands that the Option and the Shares upon the exercise of the Option by PXRE are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, PXRE represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

            4.6 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, PXRE further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by Section 2.2(D) and this Section 4.6 provided and to the extent this Section is then applicable, and:

            (A) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (B) (I) PXRE shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (II) if reasonably requested by the Company, PXRE shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

            (C) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by PXRE to an affiliate of PXRE or to an employee, officer, director or consultant of PXRE or any affiliate of PXRE.

            4.7 LEGENDS. It is understood that the certificates evidencing the Shares upon exercise of the Option will bear the following legend:

            "These securities have not been registered under the Securities Act of 1933, as amended. They may not he sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required."



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         5. CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING.

         The obligations of PXRE under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of the following condition, the waiver of which shall not be effective against PXRE unless it consents in writing thereto: the representations and warranties of the Company contained in
Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

         6. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

         The obligations of the Company to PXRE under this Agreement are subject to the fulfillment on or before the Closing, as applicable, of each of the following conditions by that PXRE:

            6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of PXRE contained in Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

            6.2 PAYMENT OF PURCHASE PRICE. PXRE shall have delivered the Purchase Price specified in Section 1.1.

         7. MISCELLANEOUS.

            7.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and PXRE contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of PXRE or the Company.

            7.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares), provided, however, that the Option may not be assigned or transferred by PXRE (other than to PXRE Group Ltd. or the Permitted Assigns) without the prior written consent of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            7.3 NEW YORK GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York. Any dispute, controversy or claim between the parties arising in connection with this Agreement or any further agreements resulting therefrom shall he exclusively judged by the competent court in the State of New York and the parties agree to submit to the jurisdiction of the State of New York.



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            7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            7.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            7.6 NOTICES. All notices hereunder shall be in writing. Notices may be delivered (I) personally by overnight courier, (II) by facsimile (with confirmation of delivery) or by first class mail, return receipt requested, to the following addresses. Notice shall be deemed effective upon receipt.

If to Tower Group:    Michael Lee, President
                      Tower Group, Inc.
                      120 Broadway
                      New York, New York  10005
                      Facsimile:(212) 655-2199

If to PXRE:           Jeffrey L. Radke, President
                      PXRE Reinsurance Ltd.
                      Suite 231
                      12 Church Street
                      Hamilton HM 12
                      Bermuda
                      Facsimile:(441) 296-6162

            7.7 EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating, executing, delivering, and preparing this Agreement.

            7.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

            7.9 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

            7.10 AMENDMENT. This Agreement may not be amended or modified without the prior written consent of the Company and PXRE.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          TOWER GROUP, INC.
                                          By:  /s/ Michael H. Lee
                                               ----------------------
                                                   Name:  Michael Lee
                                                   Title:  President



                                          PXRE REINSURANCE LTD.
                                          By:   /s/ Jeffrey L. Radke
                                                --------------------------
                                                   Name:  Jeffrey L. Radke
                                                   Title:  President





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SCHEDULE 3.4

         OPTIONS AND WARRANTS:

         1. Warrant issued to American Re-insurance Company ("AMRE") for 583,333 shares of Common Stock

         2. Options issued to employees for an aggregate of 250,000 shares of Common Stock

         CONTRACTUAL OBLIGATIONS

         1. Redemption of shares of Series A Preferred Stock under certain circumstances in accordance with terms of Series A Preferred Stock.

         2. Preemptive rights of holders of Series A Preferred Stock to purchase prorata their fully diluted interest of any additional issuance of capital stock.

         3. Voting Agreement between the Company and AMRE dated January 15,
            1997.

         4. Stockholders Agreement among the Company, AMRE and certain stockholders dated January 15, 1997.



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